Exhibit 21.1

List of Subsidiaries	State of Incorporation

Desert Capital TRS, Inc.	Delaware
DCR Galleria, LLC	Nevada
Desert Capital TRS Statutory Trust	Delaware
Mountain Hill 2217, LLC	Nevada
Hualapai Trop, LLC	Nevada
CM Procyon 1-616, LLC	Nevada
AZ Capital Development 12673, LLC	Nevada
CM JV Properties 1-338, LLC	Nevada
CM PV Land 1-545, LLC	Nevada
CM Midbar 1-3078, LLC	Nevada
Hayden Maggie, LLC	Nevada
CM Macfarland, 1-542 LLC	Nevada
CM Reed Almeda 1-3062, LLC	Nevada
3MO, LLC	Nevada
CM Eaglesgate 2-43 LLC	Nevada
CM Windermere 1-256 LLC	Nevada
CM Corinthian Hills 2-66 LLC	Nevada